Exhibit 99.1

May 15, 2024 04:15 PM Eastern Daylight Time

Air Industries Group Announces Financial Results for First Quarter 2024 and

Updates Its Fiscal 2024 Business Outlook

BAY SHORE, N.Y.--(BUSINESS WIRE)-- Air Industries Group (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today reported financial results for the first quarter and updated its 2024 business outlook.

“Fiscal 2024 is off to a good start. The strong order and opportunity flow we experienced during the fourth quarter of last year continues and remains strong. We achieved bookings of $12.95 million and our backlog increased to $99.3 million.” said Lou Melluzzo, CEO of Air Industries Group. “We remain laser focused on several large opportunities we expect to close. I remain confident that fiscal 2024 will be a year of growth.”

First Quarter 2024 Financial Results

	First Quarter (Unaudited)
	2024	2023
Net Sales	$14,061,000	$12,549,000
Cost of Sales	12,155,000	10,669,000
Gross Profit	1,906,000	1,880,000
Gross Margin	13.6%	15.0%

Operating Expense	2,165,000	2,038,000
Operating Loss	(259,000)	(158,000)

Interest Expense	(462,000)	(476,000)
Other Income (net)	15,000	16,000
Loss before Income Taxes	(706,000)	(618,000)
Income Taxes	-	-
Net Loss	$(706,000)	$(618,000)

Loss per Share	$(0.21)	$(0.19)

Reconciliation of EBITDA to GAAP
Net Loss	$(706,000)	$(618,000)
Interest Expense	462,000	476,000
Depreciation	527,000	604,000
Amortization	17,000	17,000
Stock Compensation	62,000	99,000
Adjusted EBITDA	$362,000	$578,000

Updated 2024 Business Outlook and Items of Note

●	Although it remains difficult to predict the timing of orders, raw materials and delivery times for finished products, the Company is still targeting that net sales for fiscal 2024 to be at least $50.0 million with Adjusted EBITDA in 2024 being better than 2023.

●	The book-to-bill ratio, which is bookings divided by net sales, was .92X for the first quarter of 2024.

●	Backlog, which represents the value of all undelivered funded orders received, stood at $99.3 million as of March 31, 2024, an increase from December 31, 2023.

●	During Q1 2024, the Company began initial production on certain new programs. Gross margins for these programs were low but expected to improve as we refine our operations and accelerate productions.

●	Cash flow used in operating activities for the first quarter of 2024 was $ 232,000 and is expected to be close to breakeven for the remainder of fiscal 2024 year.

●	As of March 31, 2024, total indebtedness stands at $23,936,000 with cash on hand of $225,000. During the quarter, while the Company did not meet a Fixed Charge Coverage Ratio pursuant to the terms of its Current Credit Facility, it began working with its existing lender to adjust the Credit Facility to better suit its operational requirements.

●	Additional information about the Company’s first quarter 2024 results can be found on the Investors website section on the Company’s website at www.airindustriesgroup.com and its Form 10Q filing as filed with the SEC.

Conference Call Information

The Company will host a conference call to discuss Q1 and its updated 2024 business outlook. The call is scheduled for May 16, 2024, at 4:15PM Eastern Time.

The conference call number is 877-524-8416 and will be made available for replay at www.airindustriesgroup.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contacts

Air Industries Group

Chief Financial Officer

631-328-7039

Anyone wishing to contact us or send a message can also do so by visiting: www.airindustriesgroup.com/contact-us/

3